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                         October 23, 2023

       Edward J. Shoen
       President and Chairman of the Board
       U-Haul Holding Company
       5555 Kietzke Lane, Suite 100
       Reno, Nevada 89511

                                                        Re: U-Haul Holding
Company
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed July 7, 2023
                                                            File No. 001-11255

       Dear Edward J. Shoen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program